Exhibit 99.2

ALLBRIGHT LAW OFFICES HANGZHOU OFFICE

12/F, Huacheng International Development Tower, No. 308 Fuchun Road,

Hangzhou, Zhejiang Province, 310020, PRC

Tel: +86 571 8983 8088 Fax: + 86 571 8983 8099

December 23, 2014

To: Hailiang Education Group Inc.

386, Jiefangbei Road

Diankou Town, Zhuji

Zhejiang Province, 311814,PRC

Re: PRC Legal Opinion on certain PRC Law Matters

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal Opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal Opinion on the laws and regulations of the PRC (this “Opinion”).

We are acting as the PRC counsel to Hailiang Education Group Inc. (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on March 12, 2014, relating to the initial public offering by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of ordinary shares of par value US$0.0001 per share of the Company, and (B) the proposed listing and trading of the Company’s ADSs on the Nasdaq Global Market (the “Offering”) . We have been requested to give an opinion (the “Opinion”) as to the matters set forth below.

I. Definitions.

As used herein, the following terms are defined as follows:

(a) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this Opinion;

(b) “PRC Group Entities” means the entities listed in Appendix I hereto (each a “PRC Group entity”, collectively “PRC Group Entities”);

(c) “PRC Companies” means the entities listed in Appendix I(A) hereto (each a “PRC Company”, collectively “PRC Companies”);

(d)	“PRC Schools” means the schools as set out in Appendix I(B) (each a “PRC School”, collectively “PRC Schools”)

(e) “Control Agreements” means the contracts and agreements set forth in Appendix II hereto;

(f) “Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, policy, regulatory, or taxing authority or power of similar nature in the PRC(other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

II. PRC LAWS

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal Opinions based on any laws other than the PRC Law. Accordingly, we express or imply no Opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

III. ASSUMPTIONS

For the purpose of this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by or on behalf of the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion.

In examination of the documents and for the purpose of giving this Opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

IV. OPINIONS

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the Opinion that:

(i) Each of the PRC Companies has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. All of the registered capital of each of the PRC Companies has been fully paid for, and all the equity interest in the registered capital of each of the PRC Companies is owned by its shareholders currently registered with the competent administration for industry and commerce. The current articles of association and the business license of each of the PRC Companies comply with applicable PRC Laws and are in full force and effect.

(ii) To the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies.

(iii) Each of the PRC Schools has been duly organized and validly exists as a private school with limited liability and full legal person status and in good standing under the PRC Laws. The registration certificate of each of the PRC Schools is in full force and effect under and in full compliance with the PRC Laws. The operational funds of all the PRC Schools have been fully paid up in accordance with PRC Laws. Each of the PRC Schools has obtained all Governmental Authorizations that are required under PRC Laws for the sponsorship interest by its holders. All of the sponsorship interests of each of the PRC Schools held by the PRC Company are legally owned directly by its sponsors.

(iv) The corporate structure of the PRC Group Entities as described in the Prospectus is in compliance with applicable regulatory requirements set forth in the PRC Laws.

(v) Appendix II sets forth a true, complete and correct list of all the current contractual arrangements and agreements (the “Control Agreements”). Each of the Control Agreements has been duly authorized, executed and delivered by the parties thereto, each PRC Group Entity or PRC Individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such Control Agreement; each of the Control Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any explicit requirements of the applicable PRC Laws. No further Governmental Authorizations are required under the applicable PRC Laws in connection with the Control Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are not in contrary to the restrictions placed on foreign ownership and investments in the PRC.

(vi) To the best of our knowledge after due and reasonable inquiries, there are no legal, governmental, administrative or arbitrative proceedings, actions, proceedings, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent Governmental Agency pending or threatened against, or involving the business or assets of any PRC Group Entities.

(vii) The Company has duly completed all relevant Governmental Authorizations required under the applicable laws, regulations or rules concerning foreign exchange; the shareholder of the Company who are PRC citizen and resident, has duly completed all relevant Governmental Authorizations required under applicable laws, regulations or rules concerning foreign exchange.

(viii) On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle formed for the purpose of acquiring domestic companies that are controlled by its PRC individual shareholders, as the company acquired contractual control rather than equity interests in its domestic affiliated entities, therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the Distribution and the listing and trading of the ADSs on the Nasdaq Global Market.

(ix) There are no approvals from the Government Authorities required by PRC Laws for the restructuring arrangements, or the due consummation of the transactions contemplated therein as disclosed under the heading “Our Corporate History and Structure” of the prospectus included in the Registration Statement, since the restructuring arrangements and the transactions were undertaken outside the PRC by and among the entities incorporated and located outside the PRC.

(x) PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(xi) All statements set forth in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Our Corporate History and Structure”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry”, “Business”, “Regulations”, “Management”, “Related Party Transactions”, “Description of Share Capital”, “Enforceability of Civil Liabilities” and “Taxation — People’s Republic of China Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

This Opinion is subject to the following qualifications:

(a)	This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion.

(b)	We have not investigated and do not express or imply any Opinion on accounting, auditing, or laws of any other jurisdiction.

(c)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally;(ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company. It may not, except with the prior permission of the Company and us, be relied upon by anyone other than the Company, the underwriters and their legal and financial advisors in connection with this Offering or used for any other purpose.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

/s/ AllBright Law Offices

AllBright Law Offices

Appendix I

PRC Group Entities

(A) “PRC Companies”

(1) Zhejiang Hailiang Education Consulting and Services Co., Ltd. (in Chinese “ ”)

(2) Zhejiang Hailiang Education Investment Co., Ltd. (in Chinese “ ”)

(B) “PRC Schools”

(1) Zhuji Private High School (in Chinese “ ”)

(2) Zhuji Hailiang Foreign Language School (in Chinese “ ”)

(3) Zhejiang Zhuji Tianma Experimental School (in Chinese “ ”)

Appendix II

Control Agreements

1. Consulting Service Agreement, dated as of December 31, 2013, among Zhejiang Hailiang Education Consulting and Services Co., Ltd., Zhejiang Hailiang Education Investment Co., Ltd. and its affiliated entities, namely Zhuji Private High School, Zhuji Hailiang Foreign Language School and Zhejiang Zhuji Tianma Experimental School, Mr. Feng Hailiang;

2. Call Option Agreement, dated as of December 31, 2013, among Zhejiang Hailiang Education Consulting and Services Co., Ltd., Mr. Feng Hailiang and Zhejiang Hailiang Education Investment Co., Ltd.;

3. Power Of Attorney, dated as of December 31, 2013, issued by Mr. Feng Hailiang;

4. Equity Pledge Agreement, dated as of December 31, 2013, among Zhejiang Hailiang Education Consulting and Services Co., Ltd., Mr. Feng Hailiang and Zhejiang Hailiang Education Investment Co., Ltd.